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                                                                      EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Hayes Wheels International, Inc.

     We consent to incorporation by reference in the registration statements (No. 33-80552 and 33-71708) on Form S-8 of Hayes Wheels International, Inc. of our report dated February 23, 1996 except as to Note 17, which is as of March 28, 1996, related to the consolidated balance sheets of Hayes Wheels International, Inc. and subsidiaries as of January 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended January 31, 1996, which report appears in the January 31, 1996 annual report on Form 10-K of Hayes Wheels International, Inc.

                                          KPMG Peat Marwick LLP

Detroit, Michigan
April 19, 1996